EXHIBIT 23.1

CONSENT OF BDO AUDITORES S.L.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-8 (File No. 333-122329), Form S-3 (File No. 333-109607), Form S-3 (File No. 333-40936) and Form S-3 (File No. 333-147964) of Private Media Group, Inc. of our reports dated May 17, 2010, relating to the consolidated financial statements and financial statement schedule II of Private Media Group, Inc. which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Auditores S.L.
BDO Auditores S.L.

Barcelona, Spain
May 21, 2010